Exhibit 99.1

Oaktree Appoints Marna Whittington to Board of Directors

LOS ANGELES—(BUSINESS WIRE)—July 2, 2012—Oaktree Capital Group, LLC (NYSE: OAK), a leading global investment management firm focused on alternative markets, today announced the appointment of Marna C. Whittington, Ph.D. to its Board of Directors and its Audit Committee. Whittington was Chief Executive Officer of Allianz Global Investors Capital, a diversified global investment firm, until her retirement earlier this year.

Oaktree Chairman Howard Marks commented, “Marna is an esteemed veteran of the investment management industry with vast financial, operational and public company expertise. We are delighted to welcome her to Oaktree’s Board of Directors.”

Marna Whittington was the Chief Executive Officer of Allianz Global Investors Capital from 2001 until her retirement in January 2012. From 2002 to 2011, she was Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital. Prior to that, she was Managing Director and Chief Operating Officer of Morgan Stanley Investment Management. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, and earlier, Secretary of Finance for the State of Delaware.

Whittington currently serves as a director of Macy’s, Inc. and Phillips 66. She holds an M.S. degree and a Ph.D. from the University of Pittsburgh, both in Quantitative Methods, and a B.A. degree in Mathematics from the University of Delaware.

About Oaktree

Oaktree is a leading global investment management firm focused on alternative markets, with $77.9 billion in assets under management as of March 31, 2012. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 650 employees and offices in 13 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Source: Oaktree Capital Group, LLC

Oaktree Capital Group, LLC

Investor Relations

Andrea D. Williams, 213-830-6483

investorrelations@oaktreecapital.com